EXHIBIT 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA TO ACQUIRE BEECH STREET CORPORATION

ADDISON, Texas, August 3, 2005 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that it has signed a definitive agreement to acquire Beech Street Corporation, based in Lake Forest, California. The acquisition, when completed, will expand Concentra’s offerings in the group health market and enhance its existing lines of service to the nation’s leading health plans, insurers and third-party administrators.

Privately held Beech Street, with almost 480 employees nationwide, is one of the country’s leading independently owned preferred provider organizations (“PPO”). Established in 1951 as a third-party administrator for the workers’ compensation market, Beech Street expanded to a full-service PPO for the group health market in 1984 and now has a network that includes more than 400,000 primary care physicians, over 52,000 ancillary healthcare providers, and more than 3,800 acute care hospitals. Over 600 clients currently rely on the Beech Street network for health benefits, healthcare management services, out-of-network cost containment programs and Internet technology solutions. Revenue for the trailing 12 months ended June 30, 2005, totaled approximately $70 million.

Concentra expects to complete the $165 million cash transaction later this year, subject to the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the arrangement of necessary funding, and other customary conditions.

Commenting on the announcement, Concentra’s President and Chief Executive Officer, Daniel J. Thomas, said, “We are pleased to announce this significant and strategic step in our Company’s development, and we are excited by the growth opportunities it will create for our business. Beech Street is a well-established national PPO with a great brand identity, a strong management team, an excellent base of providers, and exceptional medical claim outcomes.

“In our view, this acquisition represents a union of two of the strongest network services firms in the healthcare industry,” Thomas continued. “Not only does Beech Street offer us new business opportunities within the group health PPO market, an increasingly popular and integral part of today’s healthcare plans, Beech Street’s other services will be highly complementary to our offerings in the group health and workers’ compensation markets. With this expanded base of services, we think Concentra will be strongly positioned to achieve greater market penetration among our existing clients and those of Beech Street.”

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Concentra to Acquire Beech Street Corporation

August 3, 2005

Thomas noted that Beech Street will continue to operate as a distinct brand within Concentra’s Network Services division and with its current management, led by President and Chief Executive Officer William E. Hale. “We are gratified that Bill Hale and his team will play a key role in the future of Beech Street when it becomes part of Concentra,” he added. “We appreciate his commitment to the ongoing growth of this business and recognize that his experience and leadership will be valuable to us in a larger sense as we work to integrate our services and capitalize on the opportunities to bring greater value and enhanced solutions to a growing client base.”

William A. Fickling, Jr., Chairman of Beech Street, added, “We are pleased to join with Concentra in taking Beech Street forward to greater achievements in the future and realize the full potential of our efforts to build one of the premier PPO networks in the nation. Size and capabilities often define success in this business, but they are effective only when management remains innovative, agile and forward thinking. These qualities, which have shaped our strategies in the past, will find new energy with Concentra as we bring our complementary businesses together with a common vision and shared focus.”

Adding to those remarks, Bill Hale, Beech Street’s President and Chief Executive Officer, said, “Although we have little direct overlap, we have known and admired Concentra for some time as a leader in healthcare. Both of our companies have fostered an exceptional culture of service and have made unparalleled commitments to product development and technology in assembling comprehensive solutions to contain healthcare costs. This, in turn, has enabled Beech Street and Concentra to build a large and loyal clientele. Our goal going forward is to leverage the individual strengths of each business and continue to create new, innovative solutions not possible before. The other members of our management team and I are enthusiastic about the prospects of joining forces with Concentra in realizing this potential.”

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 136,000 employer locations and 3,700 insurance companies, group health plans, third-party administrators and other healthcare payors. Through its health centers, Concentra has approximately 680 affiliated primary-care physicians. The Company also operates the FOCUS network, a national workers’ compensation provider network that includes 544,000 individual providers and over 4,400 acute-care hospitals nationwide.

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Concentra to Acquire Beech Street Corporation

August 3, 2005

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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